Exhibit 2.1

EXECUTION VERSION

TERMINATION AGREEMENT

This TERMINATION AGREEMENT (this “Termination Agreement”), dated as of April 6, 2015 (the “Termination Date”), is by and among Home Loan Servicing Solutions, Ltd., a Cayman Islands exempted company (the “Company”), New Residential Investment Corp., a Delaware corporation (“Parent”), and Hexagon Merger Sub, Ltd., a Cayman Islands exempted company and a wholly owned Subsidiary of Parent (“Merger Sub” and together with Parent, the “Parent Parties”). All capitalized terms used and not defined herein shall have the meanings ascribed to them in the Merger Agreement.

WHEREAS, the parties have made and entered into an Agreement and Plan of Merger, dated as of February 22, 2015 (the “Merger Agreement”), pursuant to which Merger Sub was to be merged with and into the Company on the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, in recognition of certain recent developments that give rise to Parent’s right to terminate the Merger Agreement, Parent, Merger Sub and the Company mutually desire to terminate the Merger Agreement on the terms and subject to the conditions set forth therein and in this Termination Agreement;

WHEREAS, the Company and Parent have agreed, concurrently with (and as a condition to) the execution hereof, that the Company, Parent and certain wholly-owned subsidiaries of Parent will enter into a Share and Asset Purchase Agreement, dated as of the date hereof (the “Asset Purchase Agreement”); and

WHEREAS the respective Boards of Directors of Parent, Merger Sub and the Company have approved the execution, delivery and performance of this Termination Agreement and the transactions contemplated hereby.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

1. Termination. Pursuant to Section 8.01(a) and Section 8.06 of the Merger Agreement, the Merger Agreement is hereby terminated, including, provisions of the Merger Agreement which by their terms would otherwise have survived the termination of the Merger Agreement, and is of no further force or effect (the “Termination”); provided, that, the parties agree that this Termination Agreement and the Termination shall be effective concurrently with the execution of the Asset Purchase Agreement on the date hereof, in each case subject to the execution and delivery thereof by all parties thereto in accordance with the terms thereof.

2. Representations and Warranties. Each of Parent, Merger Sub and the Company hereby represents and warrants as to itself that: (a) it has the corporate right, power and authority to enter into, to deliver and to perform its obligations under this Termination Agreement, (b) the execution, delivery and performance by it has been duly authorized by all necessary action, (c) it has duly and validly executed and delivered this Termination Agreement, and (d) assuming due authorization, execution and delivery of this Termination Agreement by the other parties, this Termination Agreement constitutes a legal, valid and binding obligation of such party, enforceable in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. Except as expressly set forth in this Section 2, no party makes additional representations or warranties express, implied or statutory as to any other matter whatsoever.

3. Mutual Release.

(a) Each of the Parent Parties, on the one hand, and the Company, on the other hand, on their own behalf and on behalf of their respective parent entities, controlling persons, associates, affiliates or subsidiaries and each and all of their respective past or present, direct or indirect, officers, directors, stockholders, principals, representatives, employees, attorneys, financial or investment advisors, consultants, accountants, investment bankers, commercial bankers, entities providing fairness opinions, advisors or agents, insurers, heirs, executors, trustees, general or limited partners or partnerships, investment funds, limited liability companies, members, joint ventures, personal or legal representatives, estates, administrators, predecessors, successors or assigns (collectively, the “Releasing Persons”) shall and shall be deemed to have completely, fully, finally and forever compromised, settled, released, discharged, extinguished, relinquished, and dismissed with prejudice any claims, demands, rights, actions, causes of action, potential actions, liabilities, damages, diminutions in value, debts, losses, obligations, judgments, interest, penalties, fines, sanctions, fees, duties, suits, costs, expenses, matters, controversies, and issues known or unknown, contingent or absolute, suspected or unsuspected, disclosed or undisclosed, liquidated or unliquidated, matured or unmatured, accrued or unaccrued, apparent or unapparent, including known claims and Unknown Claims (defined below), whether individual, direct, class, derivative, representative, legal, equitable or of any other type or asserted in any other capacity, that have been or could have been, asserted in any court, tribunal or proceeding (including, but not limited to, any claims arising under federal, state, foreign, statutory or common law, including the federal or state securities, antitrust, and disclosure laws or any claims that could be asserted derivatively on behalf of any Parent Party or the Company, as applicable), by or on behalf of such party or any of its Releasing Persons, or which arise out of or relate to the stockholdings of any stockholder of any Parent Party or the Company, as applicable, or any such shareholder’s status as a shareholder of such party, against the Company (in the case of Releasing Persons that include the Parent Parties or their shareholders) or the Parent Parties (in the case of Releasing Persons that include the Company or its shareholders), or any of their respective parent entities, controlling persons, associates, affiliates or subsidiaries and each and all of their respective past or present, direct or indirect, officers, directors, stockholders, principals, representatives, employees, attorneys, financial or investment advisors, consultants, accountants, investment bankers, commercial bankers, entities providing fairness opinions, advisors or agents, insurers, heirs, executors, trustees, general or limited partners or partnerships, investment funds, limited liability companies, members, joint ventures, personal or legal representatives, estates, administrators, predecessors, successors or assigns (the “Released Persons”), which the Releasing Persons ever had, now have, or may in the future have by reason of, arising out of, relating to, or in connection with the acts, events, facts, matters, transactions, occurrences, statements or representations, or any other matter whatsoever set forth in or otherwise related, directly or indirectly, to the Merger Agreement, the Merger or other transactions contemplated therein, any term, condition or circumstance of the Merger or the events that preceded the Termination, or disclosures made in connection with the Merger Agreement, the Merger or the Termination (including any alleged misstatements or omissions or the adequacy and completeness of such disclosures) (the “Settled Claims”); provided, however, that the Settled Claims shall not include any claims to enforce this Termination Agreement and any rights, obligations, privileges or claims that such parties may have under the Asset Purchase Agreement.

(b) Each of the Parent Parties, on the one hand, and the Company, on the other hand, on its own behalf and on behalf of its Releasing Persons, acknowledges that they may discover facts in addition to or different from those now known or believed to be true by them with respect to the Settled Claims, but that it is the intention of such party on its own behalf and on behalf of its Releasing Persons, to completely, fully, finally, and forever compromise, settle, release, discharge, extinguish, and dismiss any and all Settled Claims, known or unknown, suspected or unsuspected, contingent or absolute, accrued or unaccrued, apparent or unapparent, which now exist, or heretofore existed, or may hereafter exist, and without regard to the subsequent discovery of additional or different facts. Each of the Parent Parties, on the one hand, and the Company, on the other hand, on its own behalf and on behalf of its Releasing Persons, acknowledges that “Unknown Claims” are expressly included in the definition of “Settled Claims,” and that such inclusion was expressly bargained for and was a key element of this Termination Agreement and the release set forth in this Section 3 and was relied upon by each and all of the Released Persons in entering into this Termination Agreement. “Unknown Claims” means any claim that a party or any of its Releasing Persons does not know or suspect exists in his, her, or its favor at the time of the release of the Settled Claims as against the Released Persons, including without limitation those which, if known, might have affected the decision to enter into this Termination Agreement.

(c) The releases set forth in this Section 3 are intended to extinguish all Settled Claims and, consistent with such intention, the Releasing Persons shall waive and relinquish, to the fullest extent permitted by Law, the provisions, rights, and benefits of any state, federal or foreign law or principle of common law, that may have the effect of limiting the releases set forth in Sections 3(a) and 3(b). The Releasing Persons shall be deemed to relinquish, to the extent applicable, and to the fullest extent permitted by law, the provisions, rights and benefits of Section 1542 of the California Civil Code, which states that: A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE,

WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR. In addition, the Releasing Persons shall be deemed to waive any and all provisions, rights and benefits conferred by any Law of any state or territory of the United States, or principle of common law, which is similar, comparable or equivalent to California Civil Code Section 1542.

4. Public Announcements. Parent and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Termination Agreement, including the Termination, and shall not issue any such press release or make any such public statement prior to such consultation, except as such party may reasonably conclude, after consultation with legal counsel, is required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system (in which case the disclosing party shall consult with the other party in advance of such disclosure to the extent practicable under the circumstances). The Company and Parent agree that the initial press release to be issued with respect to the Termination and this Termination Agreement shall be in the form heretofore agreed to by the parties. Nothing in this Section 4 shall limit the ability of any party hereto to make additional disclosures that are consistent in all but de minimis respects with the prior public disclosures regarding the transactions contemplated by this Termination Agreement.

5. Interpretation. When a reference is made in this Termination Agreement to a Section such reference shall be to a Section of this Termination Agreement unless otherwise indicated. The headings contained in this Termination Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Termination Agreement. Whenever the words “include”, “includes” or “including” are used in this Termination Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Termination Agreement shall refer to this Termination Agreement as a whole and not to any particular provision of this Termination Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The definitions contained in this Termination Agreement are applicable to the singular as well as the plural forms of such terms. All pronouns and any variations thereof refer to the masculine, feminine or neuter as the context may require. Any agreement, instrument or Law defined or referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated. References to a Person are also to its permitted successors and assigns.

6. Severability. If any term or other provision of this Termination Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Termination Agreement shall nevertheless remain in full force and effect so long as either the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party or such party waives its rights under this Section 6 with respect thereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Termination Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

7. Counterparts. This Termination Agreement may be executed in one or more counterparts, including by facsimile or by email with .pdf attachments, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (electronically or otherwise) to the other parties.

8. Entire Agreement; No Third-Party Beneficiaries. This Termination Agreement, taken together with the Merger Agreement, the Confidentiality Agreement, and the exhibits, schedules and annexes to each of the foregoing constitute the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the Termination and the other transactions contemplated by this Termination Agreement and this Termination Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies.

9. Governing Law. This Termination Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the conflicts of law principles thereof, except that the fiduciary or other duties of the Company Board of Directors arising out of or relating to this Termination Agreement shall be interpreted, construed and governed by and in accordance with the Laws of the Cayman Islands.

10. Assignment. Neither this Termination Agreement nor any of the rights, interests or obligations under this Termination Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Termination Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

11. Specific Enforcement; Jurisdiction; Venue. The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Termination Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Termination Agreement and to enforce specifically the performance of the terms and provisions of this Termination Agreement. It is agreed that the parties are entitled to enforce specifically the performance of terms and provisions of this Termination Agreement in any court referred to in clause (a) below, without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Delaware Court of Chancery (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Termination Agreement, the Merger or any of the other transactions contemplated by this Termination Agreement in any court other than the aforesaid courts.

12. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING, DIRECTLY OR INDIRECTLY, OUT OF THIS TERMINATION AGREEMENT, THE TERMINATION OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED BY THIS TERMINATION AGREEMENT (INCLUDING ANY LEGAL PROCEEDING AGAINST ANY FINANCING SOURCE ARISING OUT OF OR RELATED TO THIS TERMINATION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) MAKES THIS WAIVER VOLUNTARILY AND (C) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS TERMINATION AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 12.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Company, Parent and Merger Sub have duly executed this Termination Agreement, all as of the date first written above.

HOME LOAN SERVICING SOLUTIONS, LTD.

By:	/s/ James E. Lauter
	Name:	James E. Lauter
	Title:	Senior Vice President

NEW RESIDENTIAL INVESTMENT CORP.

By:	/s/ Cameron MacDougall
	Name:	Cameron MacDougall
	Title:	Secretary

HEXAGON MERGER SUB, LTD.

By:	/s/ Cameron MacDougall
	Name:	Cameron MacDougall
	Title:	Secretary